Exhibit 14.1

FRANKLIN BANK CORP.
CODE OF ETHICS AND BUSINESS CONDUCT

     FRANKLIN BANK CORP. and FRANKLIN BANK, S.S.B. (together, the “Company”) each have a paramount interest in maintaining the trust, confidence and esteem of its customers and depositors, the general public and regulatory authorities. The maintenance of such trust, confidence and esteem requires that the Company and its directors, officers and employees exercise sound judgment and exhibit the utmost integrity in all actions relating to or reflecting upon the activities of the Company. Therefore, the Company, acting through its Board of Directors, has promulgated and adopted this Code of Ethics and Business Conduct (the “Code”). All references to the “Company” apply to the directors, officers and employees of the Company and all references to the “Bank” apply only to Franklin Bank, S.S.B. This Code supplements and does not replace the other polices of the Company that require additional or higher standards of ethical conduct.

GENERAL POLICY

     1. STATEMENT OF POLICY. The Company expects the highest possible standard of ethical conduct from its directors, officers and employees. Each director, officer and employee of the Company occupies a position of trust and confidence. Each such person has a fiduciary duty to act for the primary benefit of the Company in all matters connected with his or her office of employment. Fraud, dishonesty or criminal conduct on the part of any employee, officer or director will not be tolerated. Accordingly, each director, officer and employee must conduct himself or herself in such a manner as to avoid conflict of interest between such person’s personal financial interests and the best interests of the Company and the Bank’s depositors. Compliance with this Code is a term and condition of employment.

     2. SANCTIONS FOR NONCOMPLIANCE. Compliance with this Code is mandatory for every director, officer and employee of the Company. Those who violate the standards in this Code or direct others to do so will be subject to disciplinary action, up to and including termination of employment. Additionally, the violation of this Code may also be a violation of a legal requirement or prohibition, and may carry civil and/or criminal sanctions.

     3. CROSS-REFERENCES TO OTHER POLICIES. This Code supplements the Bank’s “Reg O Policy” and “Transaction with Affiliates Policy” and the Company’s “Securities Trading and Investment Policies and Guidelines” and “Disclosure Policy”. Any interpretative questions as to the provisions of this Code or these Policies shall be referred to the Company’s the Chief Executive Officer (CEO) and the Senior Vice President-Legal for resolution.

     4. REVIEW. Every director, officer and employee of the Company shall be provided a copy of this Code upon employment or upon assuming office and shall certify that he or she has read and understands this Code.

     5. WAIVER. Any waiver of this Code for executive officers or directors may be made only by the Company’s Board of Directors and will be promptly disclosed on Form 8-K or otherwise as required by law or stock exchange regulation. All other waivers may be made only by the CEO and will be promptly reported to the Company’s Board of Directors.

     6. COMPLIANCE OFFICER. The Bank’s Board of Directors shall take the steps to ensure full compliance by the Bank with all regulatory and administrative requirements. The Board of Directors shall appoint an officer of the Bank as the Bank’s Compliance Officer who shall report on the Bank’s compliance with all regulatory and administrative requirements on a regular basis.

CODE OF ETHICS

1.	Each director, officer and employee shall carry out his or her responsibilities honestly and with integrity, maintaining and promoting high standards of ethical conduct.

2.	Each director, officer and employee, acting in his or her respective capacity, are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of directors, officers, and employees promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities as specified in the Company’s Audit Committee Charter.

3.	Each director, officer and employee shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Each director, officer and employee shall promptly bring to the attention of the CEO, the Senior Vice President- Legal or the Senior Vice President- Internal Audit Coordinator and to the Audit Committee any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.	Each director, officer and employee shall promptly bring to the attention of the CEO, the Senior Vice President-Legal or to the Senior Vice President-Internal Audit Coordinator and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

CONFLICTS OF INTEREST

     1. CONFLICT OF INTEREST DEFINED. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict of interest situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company duties objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interests. In addition, the Bank’s Reg O, Transactions with Affiliates and other policies may result in further restrictions or prohibitions. Sometimes, a conflict of interest may be difficult to determine. Whenever there is a question whether a conflict of interest exists in a particular situation, officers and employees should consult with the CEO and the Senior Vice President-Legal.

     2. OTHER EMPLOYMENT. No officer or employee of the Company shall engage in any business or accept any other employment for salary, wages, or commissions, either during the hours of employment by the Company or during other hours, without the written consent of such employee’s Managing Director or the Chief Executive Officer; or, if such officer is the Chief Executive Officer, without the written consent of the Board of Directors. Permission for other employment is at the Company’s discretion and, in any event, shall not be granted if such employment could involve an actual conflict of interest between such activity and the activities of the Company. The following are examples of some situations where a conflict may exist:

a.	Other employment with a competitor of the Company;

b.	Other employment involving preparation, audit or certification or statements, documents, or data upon which the Company relies;

c.	Other employment that involves or is predicated upon information, reports, or analysis made available to the employee from or through his or her employment by the Company;

d.	Other employment that reflects adversely upon the character or integrity of the employee or otherwise serves to diminish or impair the public confidence, trust, or esteem for the Company; or

e.	Other employment that adversely affects or interferes with the quality of the employee’s service to the Company.

The engagement in any business or acceptance of any other employment without obtaining the prior written consent of an employee’s Managing Director may subject the employee to disciplinary action, up to and including termination of employment.

     3. EMPLOYMENT CONTRACTS. The Company shall not enter into any employment contract the terms of which could lead to material financial loss or damage to the Company or could interfere materially with the exercise by the Board of Directors of its discretion provided by law, the charter, or the by-laws of the Company.

     No employment contract shall contain any terms which would preclude termination of employment by the Board of Directors; provided, however, termination other than for cause need not prejudice the officer’s or employee’s right to compensation or other benefits under the contract. No employment contract shall provide any officer or employee any right to receive compensation or other benefits for any period after termination for cause. “Termination for Cause” shall include termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, regulation, or final cease-and-desist order, or material breach of any provisions of the employment contract.

     The Bank’s Board of Directors shall approve all employment contracts.

     4. OUTSIDE BUSINESS INTERESTS. Directors, officers, and employees shall not participate in any business ventures if such participation could create an actual conflict between such person’s personal financial interest and the performance of their duties for the Company.

     Directors, officers, and employees must exercise the greatest care to excuse themselves from participating in any Company activity or decision affecting any financial interest of such person or his or her relatives or acquaintances.

     Every officer and employee of the Company shall disclose in writing to the Chief Executive Officer of the Company (and the Chief Executive Officer shall disclose to the Board of Directors) all outside business interests or employment. In addition, all officers and employees shall disclose to the Chief Executive Officer (and the Chief Executive Officer shall disclose to the Board of Directors) any conflicts of interest, including those in which they have been inadvertently placed because of business or personal relationships, with the Company, its customers, suppliers, business associates, or competitors.

     5. CONFLICTS OF INTEREST. All directors, officers, and employees have a fundamental duty to avoid placing themselves in a position which creates, or which leads to or could lead to, a conflict of interest. In the event that any director, officer, employee, or any other person with a fiduciary duty to the Company has an interest in a matter or transaction that is presented to the Board of Directors, such individual:

a.	shall disclose to the Board of Directors all material, non-privileged information relevant to the Board’s decision (including the existence, nature and extent of the person’s conflicting interest and the facts known to the person as to the matter or transaction under consideration);

b.	may not participate in the Board discussion of the matter; and

c.	if the person with the conflict is a director, must recuse himself or herself from voting on the matter.

     6. BANK CONFLICTS OF INTEREST. No officer or employee of the Bank may act upon any matter of the Bank’s business, the outcome of which matter affects such officer’s or employee’s personal financial interest, without advising his or her superior, or in the case of the Chief Executive Officer, the Board of Directors, of such officer’s or employee’s personal financial interest in the matter. Such advisement shall be in writing and shall be in sufficient detail to permit a reasoned analysis of any potential conflict. Ordinarily, such officer or employee shall be relieved or responsibility for any such matter. In the event such officer or employee does act on behalf of the Bank in any such matter, such officer’s or employee’s actions shall be reviewed and approved by a superior within the Bank having detailed knowledge of facts and circumstances surrounding the relationship of such action to the officer’s or employee’s personal financial interest.

SECURITY TRADING AND INVESTMENT GUIDELINES

     GENERAL REQUIREMENTS. Directors, officers and employee who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Company business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” another who might make an investment decision on the basis of this information is not only unethical but also illegal. The Company has adopted detailed policies governing the disclosure of information as well as securities trading and investment policies and guidelines

PROHIBITED BANK CONDUCT

     1. LOAN PROCUREMENT FEES. No director, officer, or other person having the power to direct the management or policies of the Bank may receive, either directly or indirectly, any fee or other compensation in connection with the procurement of any loan made by the Bank or its subsidiaries.

     2. KICKBACKS AND UNEARNED FEES. The Bank and its directors, officers, and employees shall not receive or offer any fee, kickback, thing of value, either directly or indirectly, pursuant to any agreement or understanding, oral or otherwise, that business incident to or part of a settlement service involving a real estate loan subject to the Real Estate Settlement Procedures Act shall be referred to any person.

     3. CORPORATE OPPORTUNITY. No director, officer, or employee of the Bank shall take any corporate opportunity of the Bank for his or her own or another person’s personal profit. Any such person who so appropriates a corporate opportunity of the Bank shall be accountable to the Bank for the gain or profit realized as a result of such wrongful usurpation of the corporate opportunity. A corporate opportunity belongs to the Bank if:

a.	the opportunity is within the corporate powers of the Bank or a subsidiary of the bank; and

b.	the opportunity is of present or potential practical advantage to the Bank, either directly or through its subsidiary.

     No person shall be deemed to have taken advantage of a corporate opportunity belonging to the Bank or its subsidiary if a disinterested and independent majority of the Bank’s Board of Directors, after receiving a full and fair presentation of the facts, rejects the opportunity as a matter of sound business judgment.

     4. ACCEPTANCE OF GIFTS AND GRATIUTIES. No officer, director, employee, agent or attorney of the Bank shall solicit, accept or agree to accept anything of value for the benefit of any person from anyone doing or seeking to do business with the Bank, including borrowing money, purchasing property, or furnishing property or services to the Bank, except as expressly permitted below.

     Acceptance of things of value is excepted from the above prohibition in the following circumstances:

a.	Acceptance of gifts, gratuities, amenities or favors based upon obvious family or personal relationships (such as those with the parents, children or the spouse of an official) when the circumstances make it clear that those relationships, rather than the business of the Bank, are the motivating factors;

b.	Acceptance of meals, refreshments, travel arrangement or accommodations or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relationships; provided that any such expenses would have been a legitimate business expense paid by the Bank if not paid for by the other party;

c.	Acceptance of loans from other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans and automobile loans, except where prohibited by law;

d.	Acceptance of advertising or promotional material with a value of less than $100.00 such as pens, pencils, note pads, key chains, calendars and similar items;

e.	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

f.	Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as promotion, new job, wedding, births, retirement, Christmas or bar mitzvah; provided that the total value of all such fits given by the same person or organization to any officer, director, employee or attorney does not exceed $200 during any calendar year; or

g.	Acceptance of civic, charitable, educational or religious organizational awards for recognition of service and accomplishment. Such award shall not exceed a value of $200.

     On a case-by-case basis, the Bank may approve of other circumstances, not identified above, in which a director, officer, employee, agent or attorney may accept something of value in connection with the Bank’s business, provided that such approval is made in writing on the basis of a full written disclosure of all relevant facts, and is consistent with the Bank Bribery Act. Any director, officer, employee, agent or attorney of the Bank may seek permission to accept something of value in connection with the Bank’s business under circumstances other than the exceptions identified above. Such requests should be made to the CEO and all relevant facts must be fully disclosed in writing.

     Any officer, director, employee, agent or attorney of the Bank who is offered or receives something of value beyond what is authorized in this Code of Conduct shall disclose that fact to the CEO of the Bank, and the CEO shall disclose that fact to the Board of Directors The Bank shall maintain records of any disclosures made pursuant to this section.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

     1. REPORTING TO MANAGEMENT. Employees are encouraged to talk to supervisors, managers, the CEO, the Senior Vice President-Legal or the Senior Vice President-Internal Audit Coordinator about observed illegal or unethical conduct, actual or potential violations of this Code, and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

     2. ANONYMOUS REPORTING OF FINANCIAL, ACCOUNTING AND AUDITING MATTERS. Any employee of the Company may submit a good faith complaint regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”) to the management of the Company without fear of dismissal or retaliation of any kind. The Company has established procedures for the confidential and anonymous submission of complaints regarding Accounting Matters to the Senior Vice President-Internal Audit Coordinator and the receipt, retention and treatment of these complaints. Employees may forward complaints on a confidential or anonymous basis to the Senior Vice President-Internal Audit Coordinator by telephone (713) 339-8906 or by regular mail: Senior Vice President-Internal Audit Coordinator, Franklin Bank, PMB #220, 3139 W. Holcombe, Houston, Texas 77025. Employees may also forward written complaints regarding Accounting Matters directly to the Company’s Audit Committee by regular mail: Franklin Bank Corp. Audit Committee, Attention: Corporate Secretary, 9800 Richmond, Suite 680, Houston, Texas 77042. These procedures have been distributed to employees and are also available from the Bank’s Human Resources Liaison.